Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated April 11, 2007 relating to the financial statements of Nuvim, Inc. as of December 31, 2006 and 2005 and for each of the years then ended, which are contained in that prospectus. We also herby consent to the reference to us under the heading "Experts" in such Registration Statement.

As discussed in Note 2J to the accompanying financial statements, effective January 1, 2006, the Company has adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.


Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


WITHUMSMITH+BROWN, P.C.
Somerville, NJ
June 13, 2007